Exhibit 15.1

June 11, 2018

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, New Jersey 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed combined financial statements of Wyndham Hotels & Resorts businesses (the "Company"), consisting of the entities holding substantially all of the assets and liabilities of the Wyndham Worldwide Hotel Group business used in managing and operating the hotel businesses of Wyndham Worldwide Corporation as further discussed in Note 1 to the condensed combined financial statements, as of March 31, 2018 and 2017, as indicated in our report dated June 11, 2018. As indicated in such report, because we did not perform an audit, we expressed no opinion on those statements.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, is incorporated by reference in Registration Statement No. 333-224923 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act

/s/ Deloitte & Touche LLP
Parsippany, New Jersey